Exhibit 1

ASX Release	Level 18, 275 Kent Street Sydney, NSW, 2000

30 April 2025

WESTPAC’S HALF YEAR 2025 (1H25) NOTABLE ITEMS AND REPORTING CHANGES

1H25 Notable Items

Westpac’s reported net profit after tax in 1H25 will be reduced by $140 million due to Notable Items that relate solely to hedging items, which reverse over time.

A summary of the impacts is included in Appendix 1.

Pillar 3 Reporting Changes

APRA's revised APS 330 became effective on 1 January 2025:

•	The standard includes new disclosures;

•	The format for most disclosures is prescribed;

•	The frequency of disclosures varies, with specific items required on a quarterly, semi-annual or annual basis; and

•	On transition to the revised standard, ADIs are generally not required to provide comparatives when new disclosures are reported for the first time. Where comparatives are available Westpac will include this information.

First Half 2025 results are scheduled to be announced on Monday, 5 May 2025.

For further information:

Hayden Cooper	Justin McCarthy
Group Head of Media Relations	General Manager, Investor Relations
+61 402 393 619	+61 422 800 321

This document has been authorised for release by Tim Hartin, Company Secretary.

Appendix 1 - Summary of 1H25 Notable Items

	Economic	Hedge
$m	hedges	ineffectiveness	Total
1H25
Net interest income	(149)	(69)	(218)
Non-interest income	18	-	18
Net operating income	(131)	(69)	(200)
Operating expenses	-	-	-
Pre-provision profit	(131)	(69)	(200)
Income tax (expense)/benefit and NCI	39	21	60
Net profit/(loss)	(92)	(48)	(140)

				Westpac
			Westpac	New
		Business &	Institutional	Zealand	Group
$m	Consumer	Wealth	Bank	(A$)	Businesses	Group
1H25
Net interest income	-	-	-	(1)	(217)	(218)
Non-interest income	-	-	-	-	18	18
Net operating income	-	-	-	(1)	(199)	(200)
Operating expenses	-	-	-	-	-	-
Pre-provision profit	-	-	-	(1)	(199)	(200)
Impairment (charges)/benefits	-	-	-	-	-	-
Profit before income tax (expense)/benefit	-	-	-	(1)	(199)	(200)
Income tax (expense)/benefit and NCI	-	-	-	-	60	60
Net profit/(loss)	-	-	-	(1)	(139)	(140)